Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ASTREA ACQUISITION CORP.", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF DECEMBER, A.D. 2022, AT 5:56 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3419680 8100
SR# 20224358503

Authentication: 205175469
Date: 12-22-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:56 PM 12/22/2022
FILED 05:56 PM 12/22/2022
SR 20224358503 - File Number 3419680

AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ASTREA ACQUISITION CORP.

December 22, 2022

Astrea Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the "***Corporation***"), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is "***Astrea Acquisition Corp.***". The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 11, 2020 (the "***Original Certificate***"). The Amended and Restated Certificate of Incorporation of the Corporation (the "***Amended and Restated Certificate***") was filed with the Secretary of State of the State of Delaware on February 1, 2021.

2. This Amendment to the Amended and Restated Certificate of Incorporation ("***Amendment***") amends the Amended and Restated Certificate.

3. This Amendment was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of ARTICLE SIXTH through paragraph J is hereby amended and restated to read in full as follows:

The introduction and the following provisions (A) through (J) of this Article Sixth shall apply during the period commencing upon the filing of this amendment to the Amended and Restated Certificate which date shall have been approved by the affirmative vote of the holders of a majority of all then outstanding shares of the Common Stock. Notwithstanding the foregoing, if the Corporation seeks to amend any of the foregoing provisions other than in connection with a Business Combination, the Corporation will provide holders of IPO Shares (defined below) with the opportunity to have their IPO Shares redeemed in connection with any such vote as described below. The "Target Business Acquisition Period" shall mean the period from the effectiveness of the registration statement on Form S-1 ("Registration Statement") filed with the Securities and Exchange Commission ("Commission") in connection with the Corporation's initial public offering ("IPO") up to and including the first to occur of (a) a Business Combination or (b) the Termination Date (defined below).

A. Certain Definitions.

1. A "**Business Combination**" shall mean any merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination involving the Corporation and one or more businesses or entities ("Target Business" or "Target Businesses"). So long as the Corporation's securities are listed on a national securities exchange, the Target Business or Target Businesses acquired in the Business Combination must together have a fair market value of at least 80% of the value of the Trust Account (defined below) at the time of the signing of the definitive agreement governing the terms of the initial Business Combination. If the Corporation acquires less than 100% of the equity interests or assets of a Target Business, the portion of such Target Business that the Corporation acquires is what will be valued for purposes of the 80% fair market value test.

2. The "**fair market value**" for purposes of this Article Sixth will be determined by the Board of Directors of the Corporation based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). If the Board of Directors is unable to independently determine the fair market value of the Target Business, the Corporation will obtain an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, with respect to the satisfaction of such criteria.

3. "**Termination Date**" means the earlier of (i) the date that is 24 months from the consummation of the IPO or, if such date is not a date on which government offices in Delaware are open, the next date on which such offices are open, or (ii) such date approved by the affirmative vote of the holders of a majority of all then outstanding shares of the Common Stock at a special meeting held for the purpose of amending this Amended and Restated Certificate and if such date is not a date on which government offices in Delaware are open, the next date on which such offices are open, which date will become the "**Accelerated Termination Date**".

B. Prior to the consummation of any Business Combination, the Corporation shall either (i) submit such Business Combination to its stockholders for approval ("**Proxy Solicitation**") pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or (ii) provide all holders of its Common Stock with the opportunity to sell their shares to the Corporation, effective upon consummation of such Business Combination, for cash through a tender offer ("**Tender Offer**") pursuant to the tender offer rules promulgated under the Exchange Act.

C. If the Corporation engages in a Proxy Solicitation in connection with any proposed Business Combination, the Corporation will consummate such Business Combination only if a majority of the then outstanding shares of Common Stock voted are voted for the approval of such Business Combination.

D. In the event that a Business Combination is approved in accordance with the above paragraph (B) and is consummated by the Corporation, or in the event that an amendment to the provisions of this Article Sixth is approved prior to the consummation of a Business Combination, any holder of shares of Common Stock sold in the IPO (the "**IPO Shares**") may demand that the Corporation have his IPO Shares redeemed for cash, irrespective of whether such holder votes for or against the Business Combination, or amendment to this Article Sixth, as applicable, or votes at all. If so demanded, the Corporation shall, promptly after consummation of the Business Combination or amendment, as applicable, redeem such shares for cash at a per share price equal to the quotient determined by dividing (i) the amount then held in the Trust Account including any interest earned on the funds held in the Trust Account net of interest that may be used by the Corporation to pay its taxes payable, calculated as of two business days prior to the meeting to approve such action, by (ii) the total number of IPO Shares then outstanding (such price being referred to as the "**Redemption Price**"). "**Trust Account**" shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO and simultaneous private placement is deposited, all as described in the Registration Statement. The Corporation may require any holder of IPO Shares who demands that the Corporation redeem such IPO Shares for cash to either tender such holder's certificates to the Corporation's transfer agent at any time prior to the vote taken at the stockholder meeting relating to such Business Combination or amendment to this Article Sixth or to deliver their shares to the transfer agent electronically using The Depository Trust Company's DWAC (Deposit/Withdrawal At Custodian) System at any time prior to the vote taken at the applicable stockholder meeting, with the exact timing of the delivery of the IPO Shares to be set forth in the proxy materials relating to such meeting.

E. If the Corporation engages in a Tender Offer, the Corporation shall file tender offer documents with the Commission which will contain substantially the same financial and other information about the Business Combination as is required under the proxy rules promulgated under the Exchange Act and that would have been included in any proxy statement filed with the Commission in connection with a Proxy Solicitation, even if such information is not required under the tender offer rules promulgated under the Exchange Act. The per-share price at which the Corporation will repurchase the IPO Shares in any such Tender Offer shall be equal to the Redemption Price. The Corporation shall not purchase any shares of Common Stock other than IPO Shares in any such Tender Offer.

F. INTENTIONALLY OMITTED.

G. In the event that the Corporation does not consummate a Business Combination by the Termination Date, or the Accelerated Termination Date, the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem 100% of the IPO

Shares at a per-share price, payable in cash, equal to the aggregate amount then held in the Trust Account, including the interest earned held in the trust account and not previously released to the Corporation to pay its taxes (less up to $100,000 of interest for the Corporation's dissolution expenses), divided by the total number of IPO Shares then outstanding, which redemption will completely extinguish such holders' rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation's then stockholders, and subject to the requirements of the DGCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the DGCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate, subject (in the case of clauses (ii) and (iii) above) to the Corporation's obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

H. A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event (i) he demands redemption of his shares in accordance with paragraph D above in connection with any Proxy Solicitation, (ii) he sells his shares to the Corporation in accordance with paragraph E above in connection with any Tender Offer, (iii) that the Corporation has not consummated a Business Combination by the Termination Date or (iv) the Corporation seeks to amend the provisions of this Article Sixth prior to the consummation of a Business Combination. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.

I. Unless and until the Corporation has consummated its initial Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination transaction, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, transaction or otherwise. The Corporation shall not consummate a Business Combination with an entity that is affiliated with any of the Corporation's officers, directors or sponsors unless the Corporation has obtained an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such a Business Combination is fair to the Corporation from a financial point of view and a majority of the Corporation's disinterested independent directors approve such Business Combination.

J. Prior to the consummation of a Business Combination, the Board of Directors may not issue (i) any shares of Common Stock or any securities convertible into Common Stock; or (ii) any securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the Common Stock on any matter.

IN WITNESS WHEREOF, Astrea Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

ASTREA ACQUISITION CORP.

By: ______________________________

Name: Catullus Helmer

Title: Chief Executive Officer